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                                                                                                                 Nicor Gas Company
                                                                                                                 Form 10-Q
                                                                                                                 Exhibit 12.01


                                                             Nicor Gas Company
                                       Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (thousands)



                                        Twelve
                                     months ended                              Year ended December 31
                                       March 31,     -------------------------------------------------------------------------
                                         2000            1999           1998           1997           1996           1995
                                     --------------  -------------  -------------  -------------  -------------  -------------

Earnings available to cover fixed charges:
    Net income                            $ 98,274       $ 96,142       $ 94,119      $ 106,922      $ 107,106       $ 85,448

    Add:Income taxes                        57,307         55,896         55,299         64,714         63,579         49,881

        Fixed charges                       38,887         38,914         44,870         46,886         46,747         39,400

        Allowance for funds used
          during construction                 (136)          (118)          (269)           (11)            (5)          (911)
                                     --------------  -------------  -------------  -------------  -------------  -------------

                                         $ 194,332      $ 190,834      $ 194,019      $ 218,511      $ 217,427      $ 173,818
                                     ==============  =============  =============  =============  =============  =============


Fixed charges:

    Interest on debt                      $ 39,414       $ 39,245       $ 42,624       $ 45,246       $ 43,762       $ 38,129

    Other interest charges and
      amortization of debt discount,
      premium, and expense, net               (527)          (331)         2,246          1,640          2,985          1,271
                                     --------------  -------------  -------------  -------------  -------------  -------------

                                          $ 38,887       $ 38,914       $ 44,870       $ 46,886       $ 46,747       $ 39,400
                                     ==============  =============  =============  =============  =============  =============


Ratio of earnings to fixed charges            5.00           4.90           4.32           4.66           4.65           4.41
                                     ==============  =============  =============  =============  =============  =============

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